Exhibit 10.1

Description of 2008 Cash Bonus Arrangements for Named Executive Officers

•                  Each named executive will be entitled to receive a cash bonus for 2008 equal to a target percentage of that executive’s base salary.

•                  The maximum bonus for our chief executive officer will be 120% of his base salary.

•                  The maximum bonus for our chief financial officer will be 100% of his base salary.

•                  One half of the bonus will be based upon the Company’s overall financial performance, as measured by the Company’s fully diluted earnings per share for fiscal year 2008.

•                  One half of the bonus will be based upon each executive’s individual performance, as measured by factors the Compensation Committee may deem appropriate.

•                  The overall maximum bonus percentages also may be increased or reduced based on the Company’s financial performance.